UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Airgas, Inc. (Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Today we announced our second quarter earnings results for fiscal year 2011, and I am pleased to report that our business is continuing to strengthen as the economy improves. Thank you for your hard work and dedication to Airgas – because of your efforts we are achieving outstanding results.

Also, today our Board of Directors sent a letter to Air Products. The newly constituted Airgas Board unanimously reaffirmed that Air Products’ $65.50 per share offer is grossly inadequate.

Both the earnings announcement and the press release containing the letter to Air Products were sent to you under separate cover this morning and are available on our website.

Second Quarter 2011 – Earnings Highlights
In the second quarter, same-store sales increased 9% and we achieved strong adjusted diluted earnings per share of $0.83,* an increase of 22% over last year. Further, our earnings exceeded our guidance for the quarter, and matched the second-best earnings quarter in Airgas history.

Based in part on this outstanding performance, we have raised our guidance both for next quarter and for the full 2011 fiscal year. We expect adjusted earnings per diluted share for the third quarter to increase 17% to 23% from last year to $0.76 to $0.80, and for the full fiscal year we expect adjusted earnings per diluted share to increase 20% to 24% from last year to $3.22 to $3.32.* In addition, we are even more confident that we are on track to exceed our calendar 2012 earnings goal of at least $4.20 per share. As always, our earnings guidance will require our absolute best efforts, including a laser focus on growing our business while controlling costs. We strongly believe that, with your hard work, we will continue to execute on our business strategies and deliver tremendous value for our stockholders.

Letter from Airgas to Air Products
As you know, in September our Board determined that Air Products’ unsolicited tender offer of $65.50 does not adequately compensate stockholders for Airgas’ excellent prospects, inherent value and impressive economic performance. Today our entire Board sent a letter to Air Products reiterating this position and highlighting Airgas’ outstanding recent results.

As we’ve said many times before, the Airgas Board would authorize negotiations if it believed that doing so would result in an appropriate value for Airgas stockholders. To date, Air Products has not offered an appropriate value for Airgas or provided a sensible starting point for any negotiations. In the letter sent today, the entire Airgas Board reiterated that if Air Products were to provide sufficient reason for Airgas to believe that negotiations would lead to a transaction at a price that is consistent with the Board’s valuation of the Company, which is meaningfully in excess of $70 per share, the Board would authorize negotiations with Air Products.

A Great Team
Though a few of us on the senior management team have been involved in defending against Air Products’ hostile takeover effort, thanks to all of you it remains business as usual at Airgas. I’m sure our focus and resilience have surprised more than a few observers in recent quarters, as companies with our kind of loyalty and cohesion are uncommon. While the future is inherently uncertain, one thing is clear: you continue to demonstrate that our way of operating – serving our customers as a team – is the winning formula. You are the true value of Airgas, and I greatly appreciate your unwavering commitment to operating safely and efficiently to meet and exceed the needs of our customers.

I also want to thank you again for your tremendous work this quarter. I’m very proud of our performance and the outstanding results we consistently deliver for our stockholders, customers, and ourselves.

As always, we will continue to keep you informed of any updates. If you have questions in the meantime, please reach out to your manager or visit the “Air Products’ Unsolicited Proposal” section of Airnet or www.airgas.com, which we will continue to update.

Sincerely,

Peter McCausland
Chief Executive Officer

* See reconciliation of non-GAAP measures in the press release attached as Exhibit 99.1 to the Current Report on Form 8-K filed with the SEC on October 26, 2010.

ADDITIONAL INFORMATION
This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer commenced by Air Products Distribution, Inc., a wholly owned subsidiary of Air Products and Chemicals, Inc., Airgas has filed a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”). INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by Airgas through the web site maintained by the SEC at http://www.sec.gov. Also, materials related to Air Products’ Unsolicited Proposals are available in the “Investor Information” section of the Company’s website at www.airgas.com, or through the following web address: http://investor.shareholder.com/arg/airgascontent.cfm.

Airgas has filed a definitive proxy statement on Schedule 14A with the SEC on July 23, 2010 in connection with the solicitation of proxies for the 2010 annual meeting of Airgas stockholders. Airgas may file an additional proxy statement with the SEC. Any definitive proxy statement will be mailed to stockholders of Airgas. INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by Airgas through the web site maintained by the SEC at http://www.sec.gov.

FORWARD-LOOKING STATEMENTS
This communication contains statements that are forward looking. Forward-looking statements include the statements identified as forward-looking in the Company’s press release announcing its quarterly earnings, as well as any statement that is not based on historical fact, including statements containing the words “believes,” “may,” “plans,” “will,” “could,” “should,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the factors identified in the Company’s press release announcing its quarterly earnings, as well as other factors described in the Company’s reports, including its March 31, 2010 Form 10-K, subsequent Forms 10-Q, and other forms filed by the Company with the Securities and Exchange Commission. The Company notes that forward-looking statements made in connection with a tender offer are not subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995. The Company is not waiving any other defenses that may be available under applicable law.